Exhibit 16.1

FEDERATED HERMES INTERMEDIATE MUNICIPAL TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Hermes Intermediate Municipal Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 9, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 (and any amendments thereto, including post-effective amendments) relating to the proposed reorganization of Federated Hermes Michigan Intermediate Municipal Fund, a portfolio of Federated Hermes Municipal Securities Income Trust, into the Federated Hermes Intermediate Municipal Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 26th day of October, 2022.

/s/ John T. Collins	/s/ Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ Madelyn A. Reilly

/s/ John B. Fisher	/s/ P. Jerome Richey

/s/ G. Thomas Hough	/s/ John S. Walsh

/s/ Maureen Lally-Green